Exhibit 10.1

2012 PERFORMANCE UNIT AWARD AGREEMENT

To: [Name]:

You have been selected as a recipient of performance units (“Performance Units”) under the 2004 Incentive Plan of Dril-Quip, Inc., as amended and restated effective as of May 10, 2012 (the “Plan”). This Award Agreement (“Agreement”) and the Plan together govern your rights and set forth all of the conditions and limitations affecting such rights. Terms used in this Agreement that are defined in the Plan will have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms will supersede and replace the conflicting terms of this Agreement.

1.	Terms. Pursuant to the terms and conditions of the Plan and this Agreement, you have been granted Performance Units as outlined below:

Grant Date:

Performance Period:

Vesting Date:

Performance Units At Target:

Performance Goal:	Schedule I to this Agreement describes the manner in which the total number of Performance Units that vest hereunder will be calculated (the “Performance Goal”).

2.	Vesting. After the close of the Performance Period, but before the Vesting Date, the Committee shall determine and certify the extent to which the Performance Goal has been achieved in accordance with Schedule I. The Performance Units will vest and become non-forfeitable on the Vesting Date in an amount determined based on the results of the Performance Goal, provided you have been continuously employed by the Company or an affiliate of the Company at all times from the Grant Date until the Vesting Date. For the avoidance of doubt, if the Committee determines that the level of achievement of the Performance Goal does not meet the minimum threshold requirement specified in Schedule I, then all Performance Units shall be forfeited. If you are not employed on the Vesting Date, you shall have no rights under this Agreement and all Performance Units shall be forfeited as of your termination date.

3.	Book Entry Account. The Company shall establish (or shall instruct its transfer agent or stock plan administrator to establish) a book entry account representing the Performance Units at target in your name effective as of the Grant Date, provided that the Company shall retain control of the Performance Units in such account until the Performance Units have become vested in accordance with this Agreement and shares of Common Stock have been issued, if any, in settlement of the Performance Units.

4.	Distribution of Shares. You shall receive one share of Common Stock in satisfaction of each vested Performance Unit credited to your account, which shall be registered in your name and transferable by you, on the Vesting Date.

5.	Stockholder Rights; Dividend Equivalents. The Performance Units do not confer on you any rights of a stockholder of the Company unless and until shares of Common Stock are in fact issued to you in connection with the vested Performance Units. However, if and when cash dividends or other cash distributions are paid or distributed with respect to the Common Stock while the Performance Units are outstanding, the dollar amount of such dividends or distributions with respect to the number of shares of Common Stock then underlying the Performance Units shall be reflected in your account. Any such cash dividends or other cash distributions shall vest and be paid in cash if and at such times the underlying Performance Units vested.

6.	Transferability. No rights granted under this Agreement can be assigned or transferred, whether voluntarily or involuntarily, by operation of law or otherwise, except by will or the laws of descent and distribution. In the event of any transfer or assignment of rights granted under this Agreement in accordance with this Section 6, the person or persons, if any, to whom such rights are transferred by will or by the laws of descent and distribution shall be treated after your death the same as you under this Agreement. Any attempted transfer or assignment of rights under this Agreement prohibited under this Section 6 shall be null and void.

7.	Change of Control. In the event of a Change of Control prior to end of the Performance Period, the Performance Period shall be deemed to end on the date of the Change of Control and you will vest as of such date in a number of Performance Units based on the level of achievement of the Performance Goal through the end of such adjusted Performance Period, calculated in accordance with Schedule I and certified by the Committee. For purposes of this Agreement, “Change of Control” shall mean:

(i)	there shall have occurred an event required to be reported with respect to the Company in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item or any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement;

(ii)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) shall have become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding voting securities;

(iii)	the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or

(iv)	during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (including, for this purpose, any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

The vested Performance Units shall be paid in Common Stock or cash (based on the value of the Common Stock immediately prior to the Change of Control multiplied by the number of vested Performance Units), in the discretion of the Committee, no later than 10 business days after the date of the Change of Control.

8.	Adjustments. As provided in Section 16 of the Plan, certain adjustments may be made to the Common Stock related to the Performance Units upon the occurrence of events or circumstances described in Section 16 of the Plan. Without limiting the generality of the foregoing, and except as otherwise provided in the Plan, in the event of any merger, consolidation, reorganization, recapitalization, reclassification or other capital or corporate structure change of the Company, for all purposes references herein to Common Stock or to Performance Units shall mean and include all securities or other property (other than cash) that holders of Common Stock are entitled to receive in respect of Common Stock by reason of each such successive event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the underlying Performance Units.

9.	Withholding; Code Section 409A. The Company has the right to deduct applicable taxes from any payment under this Agreement and withhold, at the time of vesting of shares of Common Stock, an appropriate number of shares of Common Stock for payment of required withholding taxes or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Fair Market Value of the shares of Common Stock withheld for payment of required withholding taxes shall equal no more than the required minimum withholding taxes. The Performance Units granted under this Agreement are intended to comply with or be exempt from Code Section 409A, and ambiguous provisions of this Agreement, if any, shall be construed and interpreted in a manner consistent with such intent.

10.	Notice. Any written notice required or permitted by this Agreement shall be mailed, certified mail (return receipt requested) or hand-delivered. Notice to the Company shall be addressed to the Company’s General Counsel at 6401 N. Eldridge Parkway, Houston, Texas 77041. Notice to you shall be addressed to you at your most recent home address on record with the Company. Notices are effective upon receipt.

11.	Requirements of Law. The granting of Performance Units and the issuance of shares of Common Stock under the Plan will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.	Miscellaneous.

(i)	The granting of this Award shall not give you any rights to similar grants in future years or any right to be retained in the employ or service of the Company or its subsidiaries or interfere in any way with the right of the Company or any such subsidiary to terminate your employment or services at any time, or your right to terminate your employment or services at any time.

(ii)	If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

(iii)	THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS.

(iv)	This Award shall be binding upon and inure to the benefit of the Company and its successors and assigns.

(v)	This Award, including the relevant provisions of the Plan, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, with respect to the subject hereof. This Award may not be amended, except by an instrument in writing signed by the Company and you.

(vi)	This Award may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument

DRIL-QUIP, INC.

Blake T. DeBerry
President and Chief Executive Officer

The undersigned grantee acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all of the terms and provisions hereof and thereof.

GRANTEE

[NAME]

4